Exhibit 16.1

Letterhead of S. W. Hatfield, CPA

December 13, 2005

U. S. Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Gentlemen:

On December 13, 2005, this Firm received a draft copy of a Form 8-K to be filed by IsoRay, Inc. (formerly Century Park Pictures Corporation) (Company) (SEC File # 0-14247, CIK #728387) reporting an Item 4.01 - Changes in Registrant’s Certifying Public Accountant.

We have no disagreements with the statements made in the draft Form 8-K, Item 4.01 disclosures which we read.

Yours truly,

/s/ S. W. Hatfield, CPA

S. W. Hatfield, CPA
Dallas, Texas